Exhibit 99.1

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

ATI Achieves PQ Titanium Product and Process Qualification

Pittsburgh, PA, June 15, 2015 – Allegheny Technologies Incorporated (NYSE: ATI) announced today that it has achieved qualification for its premium-titanium products used in jet engine rotating parts made using premium-quality (PQ) titanium sponge from ATI’s Rowley, Utah facility. Premium-quality titanium sponge is the critical raw material required to manufacture the most demanding jet engine rotating parts.

“We are pleased to achieve PQ product qualification for the premium-quality titanium sponge produced at our Rowley facility. Our operating team did an excellent job and exceeded the qualification schedule,” said Rich Harshman, ATI’s Chairman, President and CEO. “This concludes a multi-year strategic process. The timing of the qualification is well aligned with forecasted growth in demand from the aerospace market.

“This approval pertains to ATI’s premium-grade titanium products produced using ATI PQ titanium sponge and melted at our Plasma Arc Melt (PAM) facility in Bakers, North Carolina, and our Vacuum Arc Remelt (VAR) operations in Albany, Oregon.

“With this approval, ATI is now integrated for titanium alloys from PQ sponge thru melting processes, to mill products, and to parts and components, such as our fully machined forgings and investment castings, used in next-generation and legacy jet engines and airframes.”

Creating Value Thru Relentless Innovation™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.4 billion for the twelve months ended March 31, 2015. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.